Exhibit 10.2

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of December 18, 2024, is entered into by and among Tripadvisor, Inc., a Delaware corporation (“Parent”), Liberty TripAdvisor Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder of the Company (the “Stockholder”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, among Parent, Telluride Merger Sub Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and the Company, among other transactions contemplated by the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned Subsidiary of Parent, and immediately thereafter the Company will be merged with and into ParentSub LLC (the “ParentSub LLC Merger”), with ParentSub LLC surviving the ParentSub LLC Merger as a direct wholly owned Subsidiary of Parent;

WHEREAS, as of the date of this Agreement, the Stockholder owns beneficially (references herein to “beneficial owner,” “beneficial ownership” and “owns beneficially” shall have the meanings assigned to such terms under Rule 13d-3, Rule 13d-4 and Rule 13d-5 promulgated under the Exchange Act), or of record, and, with respect to the Merger and the other transactions contemplated by the Merger Agreement, has the power to vote or direct the voting of, all of the Series A Preferred Shares listed on Schedule A hereto (all such shares, the “Existing Shares”); and

WHEREAS, as a condition and inducement for Parent and the Company to enter into the Merger Agreement, Parent and the Company have required that the Stockholder, in its capacity as a stockholder of the Company, enter into this Agreement, and the Stockholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.              Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

2.             Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate upon the earliest to occur (the “Expiration Date”) of (a) such date and time as the Merger Agreement shall have been validly terminated in accordance with Article VIII thereof, (b) the Effective Time and (c) the written agreement of Parent, the Company and the Stockholder to terminate this Agreement, and, upon such termination, each of the parties to this Agreement shall be relieved of its duties and obligations arising under this Agreement after the effective date of such termination and such termination shall be without liability to any of the parties hereto; provided, that (x) this Section 2 and Sections 9 through 26 of this Agreement shall survive any such termination for the applicable statute of limitations, except as otherwise expressly provided herein, and (y) such termination shall not relieve any party of any liability or damages resulting from (1) fraud or (2) Willful Breach by such party prior to termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment. For purposes of this Agreement, (A) “fraud” means intentional and knowing common law fraud under Delaware law in the representations and warranties set forth in this Agreement and (B) “Willful Breach” means a material breach by a party of any of its obligations under this Agreement that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party with the intent of causing a material breach of this Agreement.

3.             Voting Agreement.

(a)            From the date hereof until the Expiration Date (the “Support Period”), the Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the stockholders of the Company, however called, and in connection with any written consent of the holders of Series A Preferred Shares requested by the Company, the Stockholder shall:

(i)	appear at such meeting or otherwise cause all of the Existing Shares and all other voting securities of the Company over which the Stockholder (A) has acquired beneficial or record ownership after the date hereof or (B) otherwise has the power to vote or direct the voting of (including any Series A Preferred Shares or other voting securities of the Company acquired by means of purchase, dividend or distribution, or the conversion of any convertible securities, or pursuant to any other derivative securities or otherwise over which the Stockholder has the power to vote) (together with the Existing Shares, collectively, the “Shares”), which the Stockholder owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum; and

(ii)	vote or cause to be voted (including by proxy or execution of a consent, as applicable) all such Shares (A) in favor of the adoption of the Company Charter Amendment, (B) in favor of any proposal to adjourn or postpone such meeting of the stockholders of the Company to a later date if such adjournment or postponement is proposed in compliance with the provisions of Section 6.4(a) of the Merger Agreement and (C) against any action, proposal, transaction, agreement or amendment of the Restated Company Certificate of Incorporation, in each case of this clause (C), for which the Stockholder has received prior notice from either Parent or the Company that it reasonably expects that such action, proposal, transaction, agreement or amendment would (x) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement, or (y) prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

(b)            For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity directly or indirectly holding Shares for which the Stockholder serves as a partner, stockholder, trustee or in a similar capacity so long as, and to the extent, the Stockholder exercises voting control over such Shares. To the extent the Stockholder does not have sole control of the voting determinations of such entity, the Stockholder agrees to exercise all voting rights or other voting determination rights the Stockholder has in such entity to carry out the intent and purposes of the Stockholder’s support and voting obligations in this paragraph and otherwise set forth in this Agreement.

(c)            The Stockholder represents, covenants and agrees that, (i) except for this Agreement, the Stockholder has not entered into, and shall not enter into during the Support Period, any commitment, agreement, understanding or other similar arrangement with any person to vote or give instructions in any manner with respect to any Shares, including any voting agreement or voting trust, and (ii) except as expressly set forth herein, the Stockholder has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to any Shares. The Stockholder agrees not to enter into any agreement or commitment with any person the effect of which would violate, or frustrate the intent of, the provisions of this Agreement applicable to the Stockholder.

(d)            In furtherance and not in limitation of the foregoing, but only in the event and in each case that the Stockholder fails to be counted as present or fails to vote all of the Stockholder’s Shares in accordance with this Agreement, until the Expiration Date, the Stockholder hereby appoints Renee Wilm, for so long as she serves as Chief Legal Officer of the Company, or any other person acting as Chief Legal Officer of the Company and any designee thereof, and each of them individually, as the Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent (and to instruct nominees or record holders to vote or act by written consent) during the Support Period with respect to any and all of the Stockholder’s Shares in accordance with this Section 3. This proxy and power of attorney are given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby agrees that this proxy and power of attorney granted by the Stockholder shall be irrevocable until the Expiration Date, shall be deemed to be coupled with an interest sufficient under applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to any Shares regarding the matters set forth in this Section 3. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Stockholder.

4.             Non-Solicitation. The Stockholder hereby agrees, and agrees to cause its controlled Affiliates (which, for the avoidance of doubt, does not include the Company or Parent) and its and their Representatives not to, take any action which, were it taken by the Company or its Representatives, would violate Section 6.2(a) of the Merger Agreement, it being understood that any action in compliance with Section 6.2(a) of the Merger Agreement shall not be deemed a breach by the Stockholder of this Agreement.

5.            Transfer Restrictions Prior to the Merger. The Stockholder hereby agrees that it will not, during the Support Period, without the prior written consent of Parent and the Company, other than pursuant to this Agreement or the Merger Agreement, directly or indirectly, offer for sale, sell, transfer, exchange, convert, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or otherwise dispose of (by merger, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein (including by merger, by testamentary disposition, by operation of Law or otherwise), including the right to vote any such Shares, as applicable (a “Transfer”). Notwithstanding anything contained herein, the Stockholder will be permitted to (a) effect a bona fide pledge of Series A Preferred Shares to any financial institution in connection with a bona fide financing transaction to the extent permitted by the Investment Agreement (a “Permitted Pledge”) (so long as such pledge does not prevent or otherwise restrict in any manner the Stockholder from voting such shares pursuant to the provisions of this Agreement prior to any default and foreclosure under the indebtedness underlying such pledge); provided, that it shall be a condition to any Permitted Pledge that the beneficiary of such Permitted Pledge shall agree in a signed writing reasonably satisfactory to Parent and the Company to become bound by and comply with (i) the provisions of this Agreement and (ii) the waivers and other provisions contained in Section 1 and in Section 2 of that certain Side Letter Agreement, dated as of the date hereof, by and among Parent, the Stockholder and the Company (the “Letter Agreement”), in each case of these clauses (i) and (ii), if such beneficiary of such Permitted Pledge forecloses on or otherwise acquires title to the Series A Preferred Shares so pledged, and (b) with respect to any Shares the Stockholder beneficially owns, grant a proxy to the record holder of such Shares to vote in accordance with Section 3.

6.              Appraisal Rights. The Stockholder hereby waives, and agrees not to exercise or assert, if applicable pursuant to Section 3.3 of the Merger Agreement, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

7.             Representations of the Stockholder. The Stockholder represents and warrants to Parent and the Company as follows: (a) the Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and legally binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Stockholder or the performance of the Stockholder’s obligations hereunder; (c) the execution and delivery of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to such Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Stockholder or any of the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity other than pursuant to the Exchange Act, the Securities Act and, if applicable, the HSR Act; (d) subject to the Permitted Pledges, the Stockholder owns beneficially, and has the power to vote or direct the voting of, the Stockholder’s Shares, including the Existing Shares, a complete and accurate schedule of which as of the date hereof is set forth opposite the Stockholder’s name on Schedule A; (e) the Stockholder owns beneficially the Stockholder’s Shares, including the Existing Shares, free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any Permitted Pledge and any restrictions created by the Transaction Documents or under applicable federal or state securities Laws); and (f) immediately after the Merger and ParentSub LLC Merger, the Stockholder will own, actually and constructively, for purposes of Section 302 of the Code, a number of shares of Parent Shares that is less than 80% of the number of shares of Parent Shares that the Stockholder owned (actually and constructively, for such purposes) immediately before the Merger; and (g) the Stockholder, its managing member or their advisers has read and is familiar with the terms of the Merger Agreement and the other Transaction Documents, and the Stockholder understands and acknowledges that the Company and Parent are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

8.             Representations of Parent and the Company.

(a)            Except as disclosed in any Parent Reports filed with the SEC on or after the Applicable Date and prior to the date of this Agreement (excluding any disclosures (other than statements of historical fact) contained in any “Forward-Looking Statements” and “Risk Factors” sections of such Parent Reports and any other disclosures included or referenced in any such Parent Reports that are cautionary, predictive or forward looking in nature), Parent hereby represents and warrants to the Stockholder as follows:

(i)	Parent has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(ii)	This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Parent or the performance of its obligations hereunder.

(iii)	The execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Parent or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property of Parent pursuant to, any agreement or other instrument or obligation binding upon Parent or any of its property, nor require any authorization, consent or approval of, or filing with, any Governmental Entity other than pursuant to the Exchange Act, the Securities Act or, if applicable, the HSR Act.

(iv)	Except as would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement and as of the Closing Date:

A.	Parent has filed or furnished, as applicable, on a timely basis, all Parent Reports. Each of the Parent Reports, at the time of its filing or being furnished, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of Parent or its Subsidiaries for inclusion or incorporation by reference in any of the Parent Reports.

B.	Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

C.	Parent maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are sufficient to provide reasonable assurance that material information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC under the Exchange Act. Parent maintains internal controls over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the Applicable Date, to the Knowledge of Parent, Parent has not received any notification of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of its internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting or (iii) any complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters relating to the period since the Applicable Date, including from employees of Parent or its Subsidiaries regarding questionable accounting, auditing or legal compliance matters, in each case that would be reasonably expected to adversely affect Parent’s ability to record, process, summarize and report financial information. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, in each case, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

D.	There are no obligations or liabilities of Parent or its Subsidiaries, whether or not accrued, whether known or unknown, on-or off-balance sheet, contingent, absolute or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet, (ii) liabilities or obligations incurred in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of action, claim or lawsuit) since September 30, 2024, (iii) liabilities or obligations arising out of the Merger Agreement or the transactions contemplated thereby, (iv) liabilities or obligations that would not be required to be reflected or reserved against in the Parent Balance Sheet under GAAP or (v) liabilities or obligations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(v)	Since January 1, 2024 and through the Closing Date, there has not been any change, event, occurrence, condition, effect, circumstance or development, which has had, or would, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

(vi)	Except as would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2024 and through the date of this Agreement, other than with respect to the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses in all material respects.

(b)           The Company represents and warrants to the Stockholder as follows: (i) the Company has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (ii) this Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Company or the performance of its obligations hereunder; and (iii) the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to the Company or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property of the Company pursuant to, any agreement or other instrument or obligation binding upon the Company or any of its property, nor require any authorization, consent or approval of, or filing with, any Governmental Entity other than pursuant to the Exchange Act, the Securities Act or, if applicable, the HSR Act.

9.             Publicity. The Stockholder hereby authorizes Parent and the Company to publish and disclose in any documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company determines to be necessary or desirable in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including in the Proxy Statement or any other filing with any Governmental Entity made in connection with the Merger) the Stockholder’s identity and ownership of the Shares, this Agreement and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and such other information required in connection with such disclosure. The Stockholder agrees to notify Parent and the Company as promptly as practicable of any inaccuracies or omissions in any information relating to the Stockholder that is so published or disclosed. The Stockholder shall not be permitted to make any public statement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of the Company and Parent; provided, that the foregoing shall not restrict the Stockholder from making any disclosure or other public statement (a) required to be made by the Stockholder under applicable Law, so long as the Stockholder provides the Company and Parent with reasonable prior written notice (including reasonable opportunity to review and comment) of such disclosure or (b) in connection with any Action by the Company against the Stockholder seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Merger Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby.

10.           Entire Agreement. This Agreement (including the schedules hereto), the Merger Agreement and the Letter Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Parent acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

11.           Intended Tax Treatment. The parties agree that, for U.S. federal income (and applicable state and local) tax purposes, the Series A Preferred Share Cash Merger Consideration shall not be subject to treatment as a dividend pursuant to Section 356(a)(2) of the Code or otherwise treated as a distribution under Section 301(c)(1) of the Code. The parties hereto agree not to take any position that is inconsistent with the foregoing on any Tax Return, in any Tax audit or for any other applicable Tax purposes, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a)(1) of the Code.

12.           Assignment. Except as provided in Section 5 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Any attempted assignment in violation of this Section 12 shall be null and void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

13.           Amendment, Waiver, Modification of Merger Agreement. The Merger Agreement and any agreements contemplated thereby may not be amended and no provision thereof waived or modified without the prior written consent of the Stockholder, if such amendment, waiver or modification (a) is material and adverse to the Stockholder or (b) has an adverse effect on the amount or form of consideration to be received by the Stockholder in the Merger.

14.           Further Assurances. Each party hereto agrees, from time to time, at the reasonable request of any other party hereto and without further consideration, to execute and deliver such additional consents, documents and other instruments and to take such further actions as are reasonably requested to effectuate the matters covered by this Agreement.

15.           Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the other parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party hereto of any covenant or obligation contained in this Agreement, in addition to any other remedy to which the other parties may be entitled (whether at law or in equity), the other parties shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereto hereby waives any defense in any action for specific performance or an injunction or other equitable relief, that a remedy at law would be adequate. Each party hereto further agrees that no party or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party hereto irrevocably waives any right to require the obtaining, furnishing or posting of any such bond or similar instrument.

16.           Governing Law; Jurisdiction; Venue. This Agreement shall be deemed made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflict or choice of law principles thereof. Any action, suit, arbitration, claim or proceeding by or before any Governmental Entity (each, an “Action”) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or any of the transactions contemplated hereby, will be brought exclusively in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”) or, if the Delaware Chancery Court does not have subject matter jurisdiction, any state or federal courts located in the State of Delaware (and in each case, any appellate courts therefrom). Each of the parties hereto (a) irrevocably and unconditionally submits and consents to the personal jurisdiction in any such Action brought in any such court (and of the appropriate appellate courts therefrom), (b) irrevocably agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (c) irrevocably agrees that all claims in respect of such Action may be heard and determined in any such courts (and the appropriate appellate courts therefrom) and agrees not to bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any courts other than the Delaware Chancery Court or, if such court lacks subject matter jurisdiction, any state or federal court located in the State of Delaware and any appellate court therefrom, (d) irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court (and the appropriate appellate courts therefrom) or that such Action was brought in an inconvenient forum and agrees not to plead or claim the same and (e) consents to service being made through the notice procedures set forth in Section 17. Each of the Company, Parent and the Stockholder hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 17 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby.

17.            Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via e-mail (without any “bounceback” or other notice of nondelivery) or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent:

Tripadvisor, Inc.

400 1st Avenue

Needham, MA 02494

Attention: Seth Kalvert

E-Mail: [Separately provided]

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello; Matthew J. Gilroy

E-Mail: michael.aiello@weil.com; matthew.gilroy@weil.com

If to the Company:

Liberty TripAdvisor Holdings, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

Attention: Chief Legal Officer

E-Mail: [Separately provided]

with a copy to (which shall not constitute notice):

O’Melveny & Myers L.L.P.

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attention: C. Brophy Christensen; Noah Kornblith

E-mail: bchristensen@omm.com; nkornblith@omm.com

If to the Stockholder:

Certares LTRIP LLC

c/o Certares Management LLC

350 Madison Avenue, 8th Floor

New York, NY 10017

Attention: Tom LaMacchia, Managing Director & General Counsel

E-Mail: [Separately provided]

With a copy (which shall not constitute notice) to:

Simpson Thacher and Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Anthony Vernace; Adam Cromie

E-Mail: avernace@stblaw.com; adam.cromie@stblaw.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

18.           Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. Upon such determination that any term or other provision is invalid, illegal, void or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

19.           Amendments; Waivers. Any provision of this Agreement may be modified, amended or waived if, and only if, such modification, amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent, the Company and the Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective, subject in each case to any approvals that may be required from the Special Committee or pursuant to the organizational documents of Parent. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

20.           Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND EACH OF THE OTHER PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE MERGER AGREEMENT OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY HERETO HEREBY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 20.

21.           Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

22.           Actions by Parent. Actions taken under this Agreement on behalf of Parent will be taken only with the approval of the Special Committee (if such committee is in existence at the time such action is to be taken).

23.           Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When this Agreement contemplates a certain number of securities, as of a particular date, such number of securities shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other changes affecting such securities.

24.           Expenses. In any action or suit at law or in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive reimbursement for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in such action or suit. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such cost or expense.

25.           No Additional Representations. Except for the representations and warranties expressly made in this Agreement, each party hereto hereby agrees that no other party hereto makes, and each party hereto disclaims any reliance upon, any express or implied representation or warranty whatsoever with respect to the matters set forth in this Agreement.

26.          Parent Shares. For the avoidance of doubt, this Agreement and the covenants, agreements and obligations set forth herein shall not apply to and shall not affect or restrict in any manner the Stockholder’s ownership or voting of, or any rights appurtenant to, Parent Shares owned beneficially or of record, or otherwise controlled (including pursuant to any other derivative securities), by the Stockholder. For the avoidance of doubt, for purposes of this Section 26, Parent shall not be deemed to own beneficially or of record, or otherwise control, any Parent Shares owned by the Company.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above.

Certares LTRIP LLC

By: Certares Management LLC, its manager

By:	/s/ Tom LaMacchia
Name:	Tom LaMacchia
Title:	Managing Director & General Counsel

[Signature Page to Certares Voting Agreement]

TRIPADVISOR, INC.

By:	/s/ Michael Noonan
Name:	Michael Noonan
Title:	Chief Financial Officer

LIBERTY TRIPADVISOR HOLDINGS, INC.

By:	/s/ Renee L. Wilm
Name:	Renee L. Wilm
Title:	Chief Legal Officer and Chief Administrative Officer

[Signature Page to Certares Voting Agreement]

SCHEDULE A
Stockholder Information

Stockholder	Series A Preferred Shares
Certares LTRIP LLC	187,414

A-1